Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NOCOPI TECHNOLOGIES, INC.
          Nocopi Technologies, Inc. a corporation organized and existing under the laws of the State of Maryland (the “corporation”), hereby certifies that:
          A. The corporation’s original Certificate of Incorporation was filed with the Maryland Department of Assessments and Taxation on December 18, 1990 and was amended by a First Amendment to Certificate of Incorporation filed with the Maryland Department of Assessments and Taxation on September 24, 1991, a Second Amendment to Certificate of Incorporation filed with the Maryland Department of Assessments and Taxation on December 17, 1991, a Third Amendment to Certificate of Incorporation filed with the Maryland Department of Assessments and Taxation on June 17, 1992 and a Fourth Amendment to Certificate of Incorporation filed with the Maryland Department of Assessments and Taxation on July 15, 1996.
          B. This Amended and Restated Certificate of Incorporation, duly adopted, amends, restates and integrates the provisions of the corporation’s Certificate of Incorporation.
          C. The text of the corporation’s Certificate of Incorporation is hereby restated in its entirety as follows:
ARTICLE I
NAME
          The name of the corporation is Nocopi Technologies, Inc.
ARTICLE II
DURATION
          The duration of the corporation is perpetual.

ARTICLE III
INITIAL OFFICE AND AGENT
          The address of the corporation’s initial registered office in the State of Maryland is 300 E. Lombard Street, Baltimore, Maryland 21202. The name of its initial registered agent at such address is The Corporation Trust Incorporated.
ARTICLE IV
PURPOSES
          The purpose or purposes for which this corporation is organized are:
(a)	to engage in, operate, manage, lease, own, sell, and do all other things associated with the business of acquiring assets, properties or ongoing businesses which have potential for successful development, and other related activities, and to engage in any other activity lawful under the law of the State of Maryland.

(b)	to acquire by purchase, exchange, gift, bequest, subscription, or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange, or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including without limitations, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts, or other instruments representing rights or interests therein or any property or assets created or issued by any person, firm, association, or corporation, or any government or subdivisions, agencies, or instrumentalities thereof; to make payment therefore in any lawful manner or to issue in exchange therefore its own securities or to use its unrestricted and unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers and privileges in respect thereof;

(c)	to do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which may at any time appear conducive to or expedient for protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees, or otherwise, either alone or in conjunction with any other person, association, or corporation; and

(d)	the foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Maryland; and it is the intention that the purposes and powers specified in each of the paragraphs of this article IV shall be regarded as independent purposes and powers.
ARTICLE V
STOCK
          The aggregate number of shares which this corporation shall have authority to issue is seventy-five million (75,000,000) shares of common stock having $.01 par value per share and three million (3,000,000) shares of preferred stock having $1.00 par value per share. The aggregate par value of all the authorized shares of stock of all classes is three million seven hundred fifty thousand dollars ($3,750,000). The common stock may be held, sold, and paid for at such times and in such manner as the Board of Directors may, from time to time, determine in accordance with the Maryland General Corporation Law. The preferred stock may be issued from time to time in one or more series which such distinctive series designations as may be stated in the resolution or resolutions providing for the issue of such stock as from time to time authorized by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of these Articles of Incorporation, the designation, rights, preferences, and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)	the number of shares constituting each series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(b)	the rate of dividends, if any, payable on shares of such series, the dates on which such dividends shall be paid, and the date or dates from which such dividends shall be cumulative (if cumulative);

(c)	the voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

(d)	the right, if any, of the corporation to redeem shares of such series and the terms and conditions of such redemption;

(e)	the obligation, if any, of the corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;

(f)	the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or shares of stock of the corporation or other property or debt instruments of the corporation, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(g)	the amount which the holders of the shares of such series shall be entitled to receive in case of a voluntary or involuntary liquidation, dissolution, or winding up of the corporation;

(h)	the relative seniority, parity, or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter issued; and

(i)	any other rights, preferences, or limitations of the shares of such series;
so far as not inconsistent with the provisions of these Articles of Incorporation, and to the full extent now or hereafter permitted by the laws of the State of Maryland.
ARTICLE VI
LIMITATION ON DISTRIBUTIONS
          No distribution may be made if, after giving effect to the distribution:
(a)	the corporation would not be able to pay debts of the corporation as the debts become due in the usual course of business; or

(b)	the corporation’s total assets would be less than the sum of the corporation’s total liabilities. The amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who preferential rights on dissolution are superior to those receiving the distribution shall not be added to the corporation’s total liabilities under this subsection (b).
ARTICLE VII
NO PREEMPTIVE RIGHTS
          The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors shall determine. Stockholders shall not have preemptive rights to acquire unissued shares of the stock of this corporation.

ARTICLE VIII
BOARD OF DIRECTORS
          The number of directors constituting the current Board of Directors is five (5). The names of the current directors who shall act until their successors are duly chosen and qualified, are:
Michael A. Feinstein, M.D.
Herman M. Gerwitz
Stanley G. Hart
Richard Levitt
Philip B. White
ARTICLE IX
BYLAWS
          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter, or repeal the bylaws of the corporation.
ARTICLE X
ELECTION OF DIRECTORS
          A majority of all the votes cast at a meeting at which a quorum is present, in person or by proxy, shall be required for the election of directors. There shall be no cumulative voting in the election of directors.
ARTICLE XI
QUORUM
          One-third of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by the General Corporation Law of the State of Maryland.

ARTICLE XII
AMENDMENT
          The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Maryland, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XIII
DIRECTORS’ AND OFFICERS’ LIABILITY
          To the fullest extent permitted by the General Corporation Law of the State of Maryland as the same exists or may hereafter be amended, directors and officers of this corporation shall not be liable to the corporation or its stockholders for monetary damages. Any repeal or modification of this ARTICLE XIII shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.
ARTICLE XIV
COMMON DIRECTORS — TRANSACTIONS BETWEEN CORPORATIONS
14.1	If Section 14.2 is complied with, a contract or other transaction between the corporation and any of its directors, other than the fixing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity, or between the corporation and any other corporation, firm, or other entity in which any of its directors is a director of has a material financial interest is not void or voidable solely because of any one or more of the following:
(a)	the common directorship or interest;

(b)	the presence of the director at the meeting of the Board of Directors or a committee of the Board of Directors which authorizes, approves, or ratifies the contract or transaction; or

(c)	the counting of the vote of the director for the authorization, approval, or ratification of the contract or transaction.
14.2	Section 14.1 applies if:

All transactions between the Company and its officers, directors, affiliates, and principal stockholders are on terms no less favorable to the Company than terms of transactions with unrelated parties; provided that any such transactions must be approved by a majority of the Company’s independent directors (voting alone and not as part of the entire Board of Directors) and the board of directors has obtained a fairness opinion from an independent financial advisor in writing that opines that the terms of the transaction are fair and reasonable to the Company. For purposes of this Section 14.2, independent directors shall be those directors that are not elected pursuant to any arrangement, contract or understanding with any third party, and who do not have any interest (either direct or indirect) in the transaction.

Further, if the independent directors should decline to vote upon the proposed transaction, then such transaction may be submitted to the stockholders for their approval at a duly convened stockholders meeting, provided that a majority of the board of directors approves the matter for submission to the stockholders and that the board of directors has obtained a fairness opinion from an independent financial advisor in writing that opines that the terms of the transaction are fair and reasonable to the Company which is provided to the stockholders in writing with the proxy materials for that meeting.

14.3	Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified.
ARTICLE XV
INDEMNIFICATION
15.1	The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or any predecessor of the corporation, or who, while acting as such, is or was serving at the request of the corporation or any predecessor of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise, or employee benefit plan, against expenses (including attorney’s fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent authorized by Section 2-418 of the General Corporation Law of the State of Maryland.

15.2	Reasonable expenses incurred by a director, officer, employee, or agent of the corporation in defending a civil or criminal action, suit, or proceeding described in Section 15.1 of this Article XV shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors only upon receipt by the corporation of (i) a written affirmation by the person of such person’s good faith belief that the standard of conduct necessary for indemnification by the corporation under Section 15.1 of this Article XV has been met, and (ii) a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the applicable standard of conduct has not been met or the person is not otherwise entitled to be indemnified by the corporation.

15.3	The indemnification provided by this Article XV shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under Section 2-418(g) of the General Corporation Law of the State of Maryland, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, provided that no indemnification shall be made to or on behalf of an individual if a judgment or other final adjudication establishes that his acts or omissions relate to matters for which the liability of directors and officers cannot be restricted or limited under Section 2-405.2 of the General Corporation Law of the State of Maryland.

15.4	Upon resolution passed by the Board of Directors, the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while acting as such, was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise, or employee benefit plan, against any liability asserted against and incurred by him in any such capacity or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article XV or the bylaws of the corporation.

15.5	By action of the Board of Directors (notwithstanding their interest in the transaction), the corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article XV.

15.6	The duties of the corporation to indemnify and to advance expenses to any persons as provided in this Article XV shall be in the nature of a contract between the corporation and each such person, and no amendment or repeal of any provision of this Article XV shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act of failure to act which took place prior to such amendment or repeal.

          The Board of Directors, at a meeting held on November 7, 2008, adopted a resolution approving and declaring advisable the foregoing complete Amendment and Restatement of the Articles of Incorporation, declaring that said complete Amendment and Restatement were advisable and approved, to be filed and effective on November 7, 2008.
In witness whereof, Nocopi Technologies, Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its Chairman of the Board and witnessed and attested by its Secretary on this 7th day of November 2008, and they acknowledge the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under penalties of perjury.

Attest:	Nocopi Technologies, Inc.

/s/ Rudolph A. Lutterschmidt	By:	Michael A. Feinstein, M.D.

Rudolph A. Lutterschmidt		Michael A. Feinstein, M.D.